EXHIBIT (8)(l)(2)

AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT (EATON VANCE)

AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT

BETWEEN EATONV ANCE MUTUAL FUNDS TRUST, EATON VANCE DISTRIBUTORS, INC. AND

ML LIFE INSURANCE COMPANY OF NEW YORK

THIS AGREEMENT, effective as of September 16, 2009, by and among Eaton Vance Mutual Funds Trust, a Massachusetts business trust, (the “Trust”), Eaton Vance Distributors, Inc., (the “Underwriter”), a Massachusetts company and ML Life Insurance Company of New York, a New York life insurance company (the “Company”)

WITNESSETH:

WHEREAS, the Trust, the Underwriter and the Company heretofore entered into a Participation Agreement dated March 1, 2005, as amended (the” Agreement”), with regard to separate accounts established for variable life insurance and/or variable annuity contracts offered by the Company; and

WHEREAS, the Company is now owned by AEGON USA, Inc. and continues to operate under the name of ML life Insurance Company of New York; and

WHEREAS, the Trust, the Underwriter and the Company desire to amend the Agreement with the terms of the Agreement.

NOW, THEREFORE, in consideration of the above premises, the Trust, the Underwriter and the Company hereby agree:

1.	Amendment

(a)	All references to Merrill Lynch, Pierce, Fenner and Smith, Inc. will be deleted and replaced by “Company.”

(b)	All references to “Omnibus Accounts” will be replaced by “Company’s Omnibus Accounts.”

(c)	All referenced to National Association of Securities Dealers, Inc. (“NASD”) will be replaced by Financial Industry Regulatory Authority (“FINRA”).

(d)	Section XI Notices of the Agreement is hereby amended as follows:

If to the Company:         Dennis P. Gallagher

Merrill Lynch Life Insurance Company

570 Carillon Parkway

St. Petersburg, FL 33716

(e)	Article II Representations and Warranties is hereby amended as follows:

The following is added as Section 2.8:

Each party to the Agreement represents and warrants that it is currently in compliance and will remain in compliance with all applicable state and federal anti-money laundering laws, regulations, and requirements. In addition, each party to the Agreement represents and warrants that it has adopted and implemented policies and procedures reasonably designed to achieve compliance with the applicable requirements administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury.

2.	Effectiveness. The Amendment to the Agreement shall be effective as of the date first above written.

3.	Continuation. Except as set forth above, the Agreement shall remain in full force and effective in accordance with its terms.

4.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the Trust, the Underwriter and the Company have caused the Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

EATON VANCE MUTUAL		ML LIFE INSURANCE
FUNDS TRUST		COMPANY OF NEW YORK

By:	/s/ Barbara Campbell.	By:	/s/ Arthur D. Woods
Name:	Barbara Campbell,.	Name:	Arthur D. Woods
Title:	Treasurer	Title:	Vice President

EATON VANCE DISTRIBUTORS, INC.

By:	/s/ Sean P. Kelly
Name:	Sean P. Kelly, CFA
Title:	Vice President